Transcript of

Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Presentation

Operator

Greetings, and welcome to the Quest Solution’s Third Quarter 2015 Earnings Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator instructions.) As a reminder, this conference is being recorded.

It is now my pleasure to introduce Cameron Donahue of Hayden IR. Thank you, you may begin.

Cameron Donahue – Partner at Hayden IR

Thank you, operator. Good afternoon, everyone, and thank you for joining Quest Solution’s Third Quarter 2015 Earnings Conference Call. Joining me on the call today are Gilles Gaudreault, Chief Executive Officer; Tom Miller, Chairman and President; and Scott Ross, Chief Financial Officer.

Before we start, I’d like to remind everyone of the Safe Harbor statement included in the earnings press release. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements including statements made during the course of this call. These forward-looking statements are based on the company’s current expectations and beliefs concerning the future developments and the potential effects on the company.

A number of these factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the control of the company and are subject to changes based upon various future factors. For more detailed discussion of some of the ongoing risks and uncertainties in the company’s business, I refer you to the company’s filings for the Securities and Exchange Commission including our Form 10-Q for the third quarter of 2015 that will be filed today, Thursday, November 12, 2015.

During this conference call, we will also disclose non-GAAP financial measures as defined by the SEC Regulation G, including adjusted revenue, adjusted gross margin, and adjusted EBITDA which we define as net income for both interest, taxes, depreciation, amortization, adjustments for acquisition-related and integrated terms, asset impairment charges, purchase price accounting items recorded as part of our acquisitions, and certain other items that we believe do not reflect our core operating performance. The comparable GAAP financial information, including operating income, the GAAP measurement most directly comparable to adjusted EBITDA and reconciliations are provided in the financial tables at the end of the third quarter 2015 earnings press release.

One quick note before we get started, we have been notified with the delay with the distribution of our earnings press release and that will be available for view within the next 20 minutes. We apologize for this delay, but it should be available during the course of this call.

At this time, I’d like to turn the call over to Mr. Gilles Gaudreault, Chief Executive Officer.

Gilles Gaudreault – Chief Executive Officer

Thank you, Cameron, and good afternoon, everyone. Today’s call will cover the results of Q3 2015 for Quest Solution, Inc. without the ViascanQdata results, which were effective as of October 1, 2015 at the beginning of Q4 2015.

Transcript:

Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

I am pleased to be here with you today in my inaugural earnings call as the CEO of Quest Solution. As many of you know, my tenure as CEO of Quest Solution was effective as of October 1, 2015 upon completion of the acquisition by Quest Solution of my former company, ViascanQdata. I am excited about the new Quest Solution, and pleased to report our first quarter of GAAP profitability. As Viascan is integrated and synergies realized, our profitability will increase further.

Our current market cap is at about $13 million. That is roughly 14% of revenue run rate. We believe that we’re grossly undervalued by any metric and Quest represents a compelling small cap investment opportunity. In the next few minutes, you will learn more about us and why we represent such an opportunity.

During the third quarter, we delivered positive adjusted EBITDA, consistent with our guidance of $1,128,000 or 6.8% of net revenues. This was a significant increase over the $124,000 of adjusted EBTDA that we recorded during the third quarter of 2014. In addition, we delivered $627,000 in net income from operation and $697,000 in GAAP net income, resulting in basic and diluted earnings per share of $0.02. We expect our business model to support consistent profitability and cash flow going forward.

We reported third quarter revenues of $16.7 million, a year-over-year increase of 84%, driven by both organic growth of about 5%, and growth from acquisitions. With $40.9 million in revenue for the first nine months of 2015, we believe that we are on track for our full-year guidance of between $62 million and $68 million in revenue, excluding the acquisition of ViascanQdata.

Our backlog of orders as of September 30, 2015, stood at $3.3 million. In addition, year-to-date we have sold $6.8 million in long-term service contracts, which are deferred over the lifetime of the agreements; $2.3 million of this was signed during the third quarter only. These contracts increase our net deferred revenue to $1 million, which we anticipate will provide us with significant visibility into future revenues.

Quest Solution’s acquisition of ViascanQdata became effective as of October 1, 2015, at which time, ViascanQdata became a wholly-owned subsidiary of Quest Solution and now operates under the Quest Solution name and brand. We believe that this acquisition advances Quest Solution’s goal of becoming a world class leader in data collection system integration.

We anticipate that a combination of ViascanQdata and Quest Solution will create immediate benefits as well as long-term opportunities. By acquiring ViascanQdata, we believe that we have increased our purchasing power to obtain more favorable pricing on our cost of goods, gain access to a very modern production plan, increase our service capability beyond what we could each deliver as standalone entities, and establish immediate and direct access to cross-selling opportunities in Canada and the east coast of the United States. We expect to further grow our business by offering an extended lineup of products to broader cross border markets.

Very quickly, we have demonstrated the combined power of the two entities with a contract which has been announced with a global specialty retailer. The mobility device refresh and deployment services contract valued at about $1.2 million includes our comprehensive solution to provide the retailer with more efficient inventory management at multiple locations with more than 1,700 purpose built mobile computer and accessories deployed in more than 22 countries.

We are providing this customer with an integrated solution of hardware and software that we anticipate will enable the retailer to successfully receive and control inventory and arrange for store transfers, staging, and other initiatives. Our enthusiastic acquisition of ViascanQdata was reinforced by this win and increases our optimism for similar opportunities.

As the integration efforts continues, we expect to be able to extract additional synergies from our delivery organization as well as our corporate support functions to reduce redundancies and rationalize [ph] combined cost structure.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Our stated goal was to achieve profitability and generate positive operating cash flow. We achieved this goal during this quarter. Now we are focused on expanding it. We hope to achieve this by pursuing a number of important initiatives. First, we have set a target of accelerating our growth rate to a level that exceeds the current market growth of 5% to 7%. We believe that the opportunities to achieve this are plentiful and have increased exponentially now that we’re combining our collective sales teams and then identifying specific cross-selling opportunities that will expand our pipeline.

When combining ViascanQdata of more than 16 sales professionals with Quest Solution’s 19 sales professionals, we expect to operate a market of very formidable sales and system organization equipped with our robust suite of products and solutions to more fully address our collective customers’ business needs. We anticipate that organizing these professionals into one sales organization will enable us to act locally as well as sell globally.

Market demand for the types of services and solution offered by the company remained strong as commercial businesses constantly looked for opportunities to deploy mobile technology to exploit inefficiency in their business models, reduce costs and elevate their levels of services. The increasing power and complexity of these mobile devices makes the role that we play that of an integrator even more critical to the success of mobile technology deployment.

In first and new opportunities, we will be targeting technology projects that offer a larger portion of higher margin services and media requirements as part of the scope of work. We believe that it is within services and media where the combined strength of our two organizations can really be leveraged. In order to meet the market demand and propel our level of service, we’ll plan to make modest investment in both our media sales organization and channel in the United States in terms of training, staffing, travel, trade shows, collateral material, etc.

In addition, we expect to invest in upgrading our product plan in Southern California to include the transfer of manufacturing equipment from our facility in Montreal. We will also be looking for opportunity to expand our partnership with industry leading companies that offers product solutions and software that expands our market potential and are not currently available in the commercial market.

Partnering and teaming with leading technology companies, as we have, is speeding our time to market with innovative mobile, and cloud-based solutions to drive quick returns on investment for our customers and further establish our recurring revenue model.

On the cost side, we have established cost reduction targets that we believe can be reasonably achieved by eliminating redundancies within our delivery organizations and streamlining corporate support functions. We’re also focused on shifting our product mix to focus more on consumables and media which will help increase our recurring revenue and drive margin expansions. We view this as a key strategic opportunity coming from the acquisition of ViascanQdata.

From a capital structure perspective, we are also exploring ways to restructure our current debt. This will most likely be a 2016 event or events with the overachieving goal of lowering our respective indirect expense, reducing or eliminating restricted covenance and diversifying our debt maturity profile.

Lastly, we may from time-to-time pursue accretive acquisitions that will not only make us bigger with incremental revenues, but expand our mix of value margin services, media, and software business. While there is nothing on the immediate horizon, acquisitions remain a possibility should we identify a strategic fit with our existing business.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

We anticipate that the acquisition of ViascanQdata will create multiple growth opportunities, which we plan to capitalize on by offering an expanded lineup of products to broader cross border markets. We believe that our large global partners such as Zebra and Honeywell are looking for a strong integrator with considerable expertise that can assist them in developing and growing market opportunities and delivering large purchasing volumes with integrated iValue Solution offerings at competitive price points.

By combining Quest Solution’s integrated hardware and solution with ViascanQdata media business, we expect to provide an even more tightly integrated one vendor solution and anticipate our label business will more than double from less than 5% of revenue in the US in 2015 to nearly 10% in 2016.

And, as more and more global companies embraces the Internet of Things concept by deploying more sensor-based technology and related asset intelligent software, it will require more service support and integration services to bridge their mobile hardware solutions to an existent ERP and supply train obligations. With this market shift, we anticipate OEMs will require integrators, such as ourselves, to offer a service component to maintain a preferred vendor status. We expect our investments in technology and ongoing focus on increasing the service component of our offering places us in a prime position to meet these customer needs.

Critical to meeting these increasing market demands is having the infrastructure in place and the ability to scale capacity rapidly to fulfill anticipated increases in orders. With our current production capacity, we expect to have the ability to triple our label manufacturing revenue with no incremental capital investment. Our growing market and expanded North American target market, a complete and integrated set of solutions, excess production capacity, and an expanded team of sales professionals should place us in a prime position not to only grow our business but to grow profit as well.

We are modifying our full-year 2015 financial guidance to include our expectations from the contribution from ViascanQdata in the fourth quarter and the impact from the acceleration of the retail rollout that occurred during the third quarter. For the fourth quarter we expect total revenue to be between $19 million to $21 million. As a result for the full year 2015, we now expect revenues up about $60 million to $65 million. Gross margin as a percentage of revenue for the full year 2015 to continue to show slight improvement as the company exits the year, generating positive adjusted EBITDA in the fourth quarter with improvement over the prior quarter, driven in part by the acquisition of ViascanQdata.

I will now turn the call over to Scot Ross, our Chief Financial Officer, for a review of our financial results for the quarter and year-to-date.

Scot Ross – Chief Financial Officer

Thank you, Gilles, and good afternoon, everyone. Net revenue for the third quarter of 2015 increased to $16.7 million from $9.1 million in the third quarter ending September 2014, an increase of 84% year-over-year. On a sequential basis, third quarter 2015 revenue increased 23%. The third quarter included the acceleration of certain retail customer product rollouts that were originally expected in the fourth quarter. Those profits, the $3.2 million or 19.1% of net revenues for the third quarter of 2015 compared to $1.7 million or 18.3% of net revenue in the year ago period and compared to $3.3 million or 24.6% of net revenue in the second quarter of 2015. Gross profit margin for the second quarter was slightly higher due to customer mix, products, and professional services sold during the quarter.

The third quarter 2015 net income was approximately $697,000 compared to $63,000 in the third quarter of 2014. This represents basic and diluted earnings per share of $0.02 compared to zero in the third quarter of last year. On a GAAP basis, our operating expenses include certain noncash expenses including depreciation, amortization of acquisition intangibles, and stock-based compensation for employee and direct to stock options. We felt the effect of these noncash expenses, the pro forma earnings before interest, taxes, depreciation, and amortization or EBITDA for the third quarter of 2015 was $1.1 million in line with our guidance for positive adjusted EBITDA for the quarter compared to $124,000 in the third quarter of 2014. We use adjusted EBITDA as a key non-GAAP earnings measure of the underlying operations of our core business.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Now turning to the year-to-date results, the net revenues for the first nine months of 2015 increased to $40.9 million from $26.1 million in the same period last year, an increase of 56.7% year-over-year. This increase is primarily attributable to the acquisition of BCS in November of 2014, as well as additional synergies and organic growth of the company.

Gross profits were $8.9 million or 21.8% of net revenues for the first nine months of 2015 compared to $5 million or 19.2% of net revenues in the year ago period. The 2015 year-to-date net income was approximately $697,000 or $0.02 per share compared to $47,000 or $0.00 per share in the first nine months of 2014. Net income includes several nonrecurring items including approximately $518,000 of noncash accounting interest on the debt resulting from the recent acquisitions and $336,896 of stock-based compensation expense.

Our operating expenses included noncash expenses including depreciation, amortization of acquisition intangibles, stock-based compensation for employee, and direct to stock options. Without the effect of these noncash [audio disruption] EBITDA for the first nine months of 2015 was $1.4 million compared to $150,000 in the year ago period.

Turning to our balance sheet for just a moment, we ended the third quarter of 2015 with approximately $265,000 in cash compared to $234,000 at December 31, 2014. Debt at quarter end stood at $20.2 million compared to $23.3 million at December 31, 2014. As of September 30, 2015, our net deferred revenue was $1 million as compared to $297,000 at December 31, 2014 and $805,000 at June 30, 2015. Our deferred revenue consists of prepaid third-party hardware and software service agreements and related costs and expenses recorded net of the revenue invoice.

The company had deferred revenue of $8.1 million and deferred costs of $7.1 million as of September 30, 2015 for net deferred revenue of $1 million. This deferred revenue will be recognized in the income statement over the term of the contracts as it is earned, normally one to five years with three years being the average contract term.

At the end of September our backlog of signed contracted orders was approximately $3.3 million; this backlog reflects orders expected to be delivered during the next six months.

I will now turn the call over to Tom Miller, our Chairman and President, for an update on the business operations.

Tom Miller, Chairman and President

Thank you, Scot. There are certain operational activities in process with Quest Solution associated with the integrations of the former companies. Towards the end of Q3, we began the planning to expand our bar code label manufacturing plant in Southern California to accommodate newer equipment that will be transferred from the Montreal facility formerly of ViascanQdata. This initiative is due to be completed by the end of March 2016 and is expected to increase our capacity by threefold.

By leveraging the supplier contracts in place with Viascan with more efficient manufacturing, we expect the cost of manufacturing to be significantly reduced allowing us to compete for larger volume opportunities. We also are in the process of hiring additional sales people to focus on the bar code label business in order to capitalize on the increase in capacity. Our plans are to support our east coast and Midwest customers out of our plant in Avax, Canada and the west coast from our plant in Southern California.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Another activity we’ve been undertaking is to consolidate our employee benefits, our 401(k), and our company insurance program into a unified offering. Bar Code Specialties and Quest Marketing had different programs which were costly to administer. As we begin 2016, we anticipate there will be one program for all US employees resulting in cost savings and improved efficiency, as well as, enhancing our human resources initiatives.

During Q3, we also completed the integration of a common sale forecasting and sales reporting platform across the company along with more streamlined and integrated financial reporting. This was a necessary foundation to manage the company more efficiently and effectively and to prepare for the integration of ViascanQdata.

Now if we turn to new business during Q3, our top ten shipments represented 52% of company volume, and these were made up largely of accounts in retail, wholesale distribution, and transportation, and logistics. One customer in pharmaceutical distribution accounted for approximately 20% of the quarter sell as they rolled out new equipment to distribution centers that service their customers.

As we entered Q4, our pipeline of qualified new business opportunities is at similar levels to past quarters. Although based on the mix of business and customer mix, we anticipate margins will be somewhat higher than what was delivered in Q3.

The business partnerships we developed with our existing customers deepens our understanding of their business and they are enabling us in some instances to grow the account and to create our share of their technology spend. At the same time, we are pursuing and responding to competitively bid procurements and occasions developing Greenfield opportunities with new customers.

At the end of September, as was mentioned, our backlog of signed contracted orders with customers was approximately $3.3 million which is down slightly from a backlog of $4.5 million at the end of the June quarter, but it represents 20% of the quarter’s revenue which is consistent with previous quarters. The backlog reflects orders expected to be delivered during the next six months.

Over the coming months we will working diligently to complete the integration of ViascanQdata into the operations of Quest Solution in order to achieve our targeted expense reductions and to align our resources with the demands of the business. Our integration planning team is headed up by Jean Paul Chartier who has considerable past experience in leading the integration of acquisitions.

We are focused on financial reporting, common IT infrastructure, sales forecasting, and evaluating potential areas of savings in our G&A expenses. Sales and management are working together on leveraging cross order selling opportunities and the best way to structure North America coverage in 2016 to achieve more efficient sales at a lower percent of sales rate.

Gilles, I now turn the call back to you.

Gilles Gaudreault, Chief Executive Officer

Thank you, Tom. As I discussed at the start of the call today, our primary objectives for the business are clear, and that is to accelerate our growth rate to a level that exceeds the current market growth of 5% to 7% by capitalizing on the increasing market opportunities and leveraging the power and strength of a combined Quest Solution and ViascanQdata. To increase our gross margin by targeting new opportunities that offer a larger portion of higher margin services and media requirement as part of the scope of work.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

We believe that we are also building operational and competitive advantages by increasing our scales through partnership and teaming arrangements with industry-leading companies and from time-to-time make us very small tuck-in acquisitions that increase scale, expand our geographic footprint, or add complementary products or solutions to our existing portfolio.

On the cost side, continual process improvement and elimination of redundancies to lower our cost of services as well as our operating costs, consolidate and restructure our debt in 2016 to strengthen our balance sheet.

It is an exciting time to lead this company, a company that has grown from the very modest beginning into a market leading technology company in the growing industry. I look forward to great success to this company as we keep pace with the rapid evolution of mobile technology and continue to grow our business.

With that, I will now like to turn the call over to the operator for Q&A.

Operator

Thank you. At this time, we will be conducting a question and answer session. (Operator instructions.) Our first question comes from J.D. Padgett with ALMAK Capital.

<Q>: Yes, hi, guys. A couple points of clarification. One, I’m trying to understand the revenue guidance. I thought before Via, it was $62 million to $68 million and now you have Via in there for a quarter, but you’re saying $60 million to $65 million?

Tom Miller – Chairman and President

This is Tom, J.D., yes that is correct, and the explanation, our explanation is some of the Q4 revenue we had in particular one customer whose year ended at the end of their Q3 and they had a contract that they had to have the product shipped inside their quarter. Some of that got pulled forward a little bit, and so that impacted Q4.

The other aspect I think and Gilles can comment on this, as we integrate, as we integrate Viascan into the company and as we look to our ventures together, I think we’re taking a very realistic opportunity after we reviewed the results and the forecast, and so that is the adjusted forecast that we’ve come up with.

Gilles, I don’t know if you wanted to comment on that.

Gilles Gaudreault – Chief Executive Officer

No, I think—

<Q>: The first part of that, though, if the revenue got pulled into Q3 instead of Q4 that shouldn’t really impacted your full year number.

Tom Miller – Chairman and President

That is, that is correct. That is correct. It impacted Q4, and so the overall number for the year has been reduced slightly.

(Overlapping voices)

<Q>: Yeah, go ahead.

Scot Ross – Chief Financial Officer

J.D, this is Scot. The guidance for the year is $60 million to $65 million including a contribution from Viascan in Q4. The numbers that you heard early in the script were not updated. So the closing remarks at $60 million to $65 million including a contribution from ViascanQdata are the numbers that we’re providing at this time.

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

<Q>: Okay, and does Via have similar seasonality to your business historically that December would usually be strong for them?

Scot Ross – Chief Financial Officer

They have some, go ahead, Gilles.

Gilles Gaudreault – Chief Executive Officer

The seasonality is a bit different but yes, we have seasonality. The fourth quarter and first quarter are slow quarters for us, but the seasonality is a bit smaller than the seasonality that Quest is having.

<Q>: The calendar fourth quarter and calendar first quarter are usually slower for Via?

Gilles Gaudreault – Chief Executive Officer

Yes.

<Q>: Okay, and then another question just comparing to what I was looking for, the gross margins came down quite a bit quarter-over-quarter but the operating expenses were very well controlled and also came down some. Any explanation around those two trends, please?

Scot Ross – Chief Financial Officer

J.D., this is Scot. We’re leveraging the common core infrastructure between the BCS, the Quest companies and now going into fourth quarter the Viascan group. The headcount we’re adding is an area that’s a grow sales and support services, so we would expect and hope that trend to continue.

<Q>: Okay, and what about gross margins? I think they were high teens or low 20% for the core Quest business and were even in the above 24% I think in the June quarter.

(Overlapping voices)

Gilles Gaudreault – Chief Executive Officer

If I may, it is kind of normal that you would see the gross margins vary a little bit like this. It depends on the mix of products that is being sold. If you look on the fourth quarter, the mix of product was more likely towards hardware, and the hardware drives a little bit less gross margin than service and labels, and that’s the reason why in fourth quarter there’s a huge client of which the hardware portion was greater than normal quarter.

Tom Miller – Chairman and President

Yes, this is Tom. Let me just comment, let me just comment on that. Yes, during third quarter that’s what we’re talking about with the lower gross margin percent. That really was impacted by two very large accounts that took up a significant portion of our revenue, and in particular one account was over $4 million, another account was close to $2 million, and so as a result, those margins were impacted as Gilles said, lower, because of the large percentage of that order was associated with hardware.

You will see margins get impacted at times by customer mix as well as product mix, and we made the comment in our script that we see the margins increasing in Q4 over Q3. As we look at our mix, it’s going to be more favorable and also with Viascan now, the label business for Quest was only 5%. The label business with Viascan is triple that number, and the margins on labels is higher. It’s higher than what it is on hardware. So we see that, that’s going to improve in Q4.

<Q>: Okay and then will that, when we look at EBITDA margins in Q4, will that also grow?

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Gilles Gaudreault – Chief Executive Officer

It should be equivalent, okay. As Tom said earlier, I mean this is the fact that third quarter is having sales which is greater than usual. The fourth quarter EBITDA is going to be more a quarter, a standard quarter with standard volume. The EBITDA will be representative in volume to what you have seen in Q3 because of the fact that now with Viascan due to the size of the gross margin is higher, it’s going to compensate for the difference, but it will be about the same.

<Q>: Okay, and then the final question. Could you help us understand kind of where the capital structure is now with all the recent activities and debt refinancing and retiring warrants and potential shares? I see on the face of the press release, you’re showing about 39.6 million shares out. Where do we kind of stand today in terms of shares out, and then potentially dilutive other securities? And with debt is there any other things that have happened since the end of last quarter that impact that at all?

Gilles Gaudreault – Chief Executive Officer

Scot, would you like to answer that one?

Scot Ross – Chief Financial Officer

Yes, I’ll try to cover it for you, J.D. I mean, good question, we have roughly $20 million of debt out. A portion of that debt is convertible which is potentially dilutive. We have a series B preferred stock, roughly 5.2 million shares, and other than that there are no other dilutive transactions on the horizon.

<Q>: So, the 39.6 million is kind of a true look at the share count as we sit today?

Scot Ross – Chief Financial Officer

Yes, it’s a true look at it where we are today.

<Q>: And then if the preferred converts, that adds five?

Scot Ross – Chief Financial Officer

Yes, that was the preferred that was issued in the Viascan merger that was designed for Canadian tax purposes for the seller. So the preferred that we issued converts into roughly 5.2 million shares of common.

<Q>: Oh, okay.

Scot Ross – Chief Financial Officer

That would take us potentially from 37 up to 42.8 and then all of the subordinated debt that’s convertible is at $2.00 a share. So, that’s not on the short-term horizon for us.

<Q>: Okay, and the difference between the basic, that you just mentioned, around 37 so that fully dilutive reported is just some warrants or other, I don’t know if there’s options or anything or money that are added to that.

Scot Ross – Chief Financial Officer

Warrants and stock options, that’s correct.

<Q>: Okay, and the—

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Quest Solution

Third Quarter 2015 Earnings Call

November 12, 2015

Tom Miller – Chairman and President

Let me just comment, this is Tom, on some of the actions that were taken over the last quarter regarding warrants and stock options, because I think it factors in with some of the discussion here. With one of the founders of Quest, there were transactions for 7.2 million warrants and restricted shares that are no longer there. They were part of a settlement agreement. And similarly with another founder of one of the companies, 1.9 million was also transacted and they’re no longer going to be maturing or outstanding, and there’s another 3.4 million options.

So if you look at it compared to here we are at the beginning of this quarter versus the beginning of last quarter, there’s a total reduction of 12.5 million of preferred warrants and restricted shares. The preferred that Scot referred to was the preferred shares that convert to common stock with the Viascan acquisition. We feel that that’s cleaned up a significant portion of the capital structure.

<Q>: Yes, that’s good work on that, and the debt position as it is reported for the end of the last quarter, were there any other steps you took or that are going to be taken, or does that reflect the restructurings that already happened?

Gilles Gaudreault – Chief Executive Officer

Well you see part of it, but there’s going to be other changes in the upcoming quarters. If you look at the debt level as Tom has stated earlier, with the debt right now is reduced by $2.6 million due to the fact that there was a discount on the debt settlement. This is what you’re seeing in third quarter.

<Q>: So that hit in the third quarter, or that will hit in the fourth quarter?

Gilles Gaudreault – Chief Executive Officer

It will hit in the fourth quarter.

<Q>: Okay, so —

Tom Miller – Chairman and President

Yes, the settlement as Gilles mentioned, the settlement occurred in the third quarter but it hits in the fourth quarter and already in fourth quarter $2.5 million of that has been reduced.

<Q>: Okay, perfect. That’s what I was getting at. Thank you, guys.

Scot Ross – Chief Financial Officer

And it’s still very, very little bit into January of next year, J.D., so it’s fourth quarter and first quarter of 2016.

<Q>: Okay, thank you.

Scot Ross – Chief Financial Officer

Yes.

Operator

There are no further questions at this time. I would like to turn the floor back over to management for closing comments.

Gilles Gaudreault – Chief Executive Officer

Well thank you, operator. And thank you to everyone for participating. I look forward to updating you on our progress in the months to come. Have a great day. Thank you.

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